UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HOMETRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	45-5055422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Woodfin Steet, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.[ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [X]
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [  ]
Securities Act registration statement or Regulation A offering statement file number to which this form relates:  _______ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the Form 8-A filed on September 25, 2012 (the “Original 8-A”) by HomeTrust Bancshares, Inc. (the “Company”) relating to the preferred share purchase rights (the “Rights”) previously distributed to holders of the Company’s common stock as part of the Company’s Tax Benefits Preservation Plan, dated as of September 25, 2012 (the “Plan”), between the Company and Computershare Trust Company, N.A., as successor rights agent to Registrar and Transfer Company (the “Rights Agent”).

The Plan, the purpose of which is to protect the Company’s ability to use certain tax assets, including net operating loss carryforwards, to offset future taxable income, was originally scheduled to expire at the close of business on September 25, 2015. On August 31, 2015, the Company and the Rights Agent entered into Amendment No. 1 to the Plan (the “Amendment”), which extends the final expiration date of the Plan to August 31, 2018. The Amendment also increases the purchase price of the Rights from $16.14 per Right to $22.63 per Right and makes other minor changes to the Plan.

The Company’s stockholders will be asked to approve the Amendment at the Company’s annual meeting of stockholders scheduled to be held on November 30, 2015. If the Amendment is not approved by the Company’s stockholders prior to August 31, 2016, the Plan will expire on that date (subject to earlier expiration events as described in the Plan).

The Plan is described in, and included as Exhibit 4.1 to, the Original 8-A, and such description, as amended hereby, is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 and is incorporated herein by reference.

Item 2.	Exhibits.

3.1
Articles supplementary to the Company’s charter relating to the Company’s Junior Participating Preferred Stock, Series A, par value $0.01 per share (included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on September 25, 2012 and incorporated herein by reference)

4.1
Tax Benefits Preservation Plan, dated as of September 25, 2012, between the Company and Registrar and Transfer Company, as rights agent (included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on September 25, 2012 and incorporated herein by reference)

4.2
Amendment No. 1, dated as of August 31, 2015, to Tax Benefits Preservation Plan, dated as of September 25, 2012, between the Company and Computershare Trust Company, N.A., as successor rights agent to Registrar and Transfer Company (included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on August 31, 2015 and incorporated herein by reference)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: August 31, 2015	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, Chief Financial Officer, and Treasurer